Exhibit 23.1
Consent of Ernst & Young

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related prospectus of Ecopetrol S.A. for the registration of ordinary shares, preferred shares, debt securities and guaranteed debt securities and to the incorporation by reference therein of our report dated February 15, 2008 (except for Notes 33 and 34 to which the date is May 30, 2008), with respect to the consolidated financial statements of Ecopetrol S.A., included in its Annual Report (Form 20-F/A) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Francisco J. González R.
Francisco J. González R.
Independent Accountant
(Statutory Auditor of Ecopetrol S.A. until March 31, 2008)
Professional Card 13442-T
Designated by Ernst & Young Audit Ltda. TR-530

Bogotá, D.C., Colombia
February 12, 2010